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                                                                    EXHIBIT 5.1

              [ LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL ]

                                 August 5, 1997



The Price Reit, Inc.
7979 Ivanhoe Avenue
Suite 524
La Jolla, California 92037

     Re: The Price Reit, Inc., a Maryland corporation, (the "Company") -- Registration Statement on Form S-3 (Registration No. 333-16787), as supplemented pertaining to an additional one million (1,000,000) shares (the "Shares") of common stock, par value one cent ($.01) per share ("Common Stock")
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Ladies and Gentlemen:

     In connection with the registration of the Shares under the Securities Act of 1933 as amended (the "Act"), by the Company on Form S-3 (Registration No. 333-16787) filed with the Securities and Exchange Commission (the "Commission") on or about November 25, 1996, as amended, as supplemented to date, including that certain Prospectus Supplement filed or to be filed on or about the date hereof (collectively the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     We have acted as special Maryland corporate counsel for the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Corporation (the "Charter") consisting of Articles of Amendment and Restatement filed with the SDAT on July 9, 1993, Articles of Amendment filed with the SDAT on May 31, 1995, and Articles of Amendment filed with the SDAT on June 13, 1996. We have also examined the Amended and Restated Bylaws of the Company adopted as of June 9, 1993 (the "Bylaws") and Resolutions of the
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BALLARD SPAHR ANDREWS & INGERSOLL

The Price Reit, Inc.
August 5, 1997
Page 2

Board of Directors of the Company adopted on or before November 21, 1996, January 8, 1997, January 17, 1997 and June 16, 1997 each in full force and effect as of the date hereof; and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

     We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so, and that the Shares will not be issued in violation of the restrictions on transferability or ownership set forth in Article VIII of the Charter.

     Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, the Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Shares will, upon issuance and delivery in accordance with the terms and conditions described in the Registration Statement against payment of the purchase price therefor as determined by the Board of Directors of the Company or a committee thereof, be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters."

     The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

     The opinions expressed in this letter are solely for your use and may not be relied upon by any other person without our prior written consent.

                                        Very truly yours,
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BALLARD SPAHR ANDREWS & INGERSOLL

The Price Reit, Inc.
August 5, 1997
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                                /s/ BALLARD SPAHR ANDREWS & INGERSOLL
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